EXHIBIT 10(h)

RETENTION BONUS PROGRAM

Participant Name:	[ ]

Purpose:
Retention Bonus Program has been designed to recognize the effort that you and others in our Company will be asked to contribute in order to successfully close our transaction with RWE and its Thames Water operation. This program seeks to deliver a tangible reward for the important role you will play in this endeavor.

Eligibility
You are one of a very small group of associates who have been designated as participants in our Retention Bonus Program. As a reward for your continuing commitment to American Water Works, this opportunity is being provided in addition to your existing compensation package. If you have any questions about the program, please contact Glenn Pierce.

Cash Awards	Up to [ ], provided that you remain employed with the Company through the payment dates specified below.

Cash Award Potential	Up to [ ], provided that you remain employed with the Company through the payment dates specified below.

First Payment Date And Award Amount
25% guaranteed payment of [            ] to be made on the earlier of: closing the RWE transaction; September 17, 2003 without regard to closing; or if the RWE transaction is terminated, six months after the announcement of the termination.

Second Payment and Award Amount	Additional 50% payment of [ ] to be made upon closing of the RWE transaction.

Third Payment Date	Remaining 25% payment of [ ] to be made six months following closing of the RWE transaction.

Definition of “Cause”	“Cause shall exist if:

(i) Participant is convicted of, or pleads nolo contendere to, a felony;

(ii)  Participant willfully fails to attempt in good faith to perform the duties of his or her employment after receipt of written notice from the Board of Directors (the “Board”) of American Water Works Company, Inc. or any successor thereto (the “Company”) and an opportunity to cure such failure; or

Definition of “Cause” Cont’d
(iii) Participant willfully fails to attempt in good faith to follow any legal and proper Board directive, after receipt of written notice from the Board and a reasonable opportunity to cure such non-adherence or failure to act.

For purposes of this definition, an act or failure to act on Participant’s part shall be considered “willful” if it was done or omitted to be done by him or her not in good faith, and shall not include any act or failure to act resulting from any incapacity of Participant. A termination for Cause shall not take effect unless the provisions of this paragraph are complied with. Participant shall be given written notice by the Company of its intention to terminate him or her for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 15 days of the Company’s learning of such act of acts or failure or failures to act. Participant shall have 20 days after the date that such written notice has been given to Participant in which to cure such conduct, to the extent such cure is possible. If Participant fails to cure such conduct, Participant shall then be entitled to a hearing before the Board at which Participant is entitled to appear. Such hearing shall be held within 25 days of such notice to Participant, provided Participant requests such hearing within 10 days of receipt of the written notice from the Company of the intention to terminate him or her for Cause. If, within 5 days following such hearing, Participant is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Participant shall thereupon be terminated for Cause.

Definition of “Good Reason”
“Good Reason” shall mean a termination of Participant’s employment at his or her initiative following the occurrence, without Participant’s written consent, of one or more of the following events (except as a result of a prior termination):

(i) the assignment of any duties or responsibilities inconsistent in any material and adverse respect with Participant’s position or which represent a material diminution of Participant’s duties or responsibilities;

Definition of “Good Reason” Con’t	(ii) a decrease in Participant’s annual base salary or target incentive award opportunity;

(iii) any failure to secure the agreement of any successor corporation or other entity to American Water Works Company, Inc. to fully assume its obligations to Participant pursuant to the Retention Bonus Program;

(iv) a relocation of Participant’s principal place of employment to a location that increases the distance the participant is required to commute from his or her primary residence immediately prior to the acquisition of the Company by RWE AG (the “Transaction”), by more than 50 miles;

(v) any significant increase (as compared to the amount of travel conducted by Participant prior to the Transaction) in the amount of travel necessary for Participant to perform his or her job responsibilities; or

(vi) any material unremedied breach by the Company of the terms and conditions of Participant’s employment, including without limitation, the terms and conditions of any employment agreement.

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